EXHIBIT 99.1


          TARRANT APPAREL GROUP RECEIVES LETTER FROM NASDAQ REGARDING
                   NONCOMPLIANCE WITH MINIMUM BID PRICE RULE

April 4,  2008 LOS  ANGELES--(BUSINESS  WIRE)--Tarrant  Apparel  Group  (NASDAQ:
TAGS), a design and sourcing company for private label and private brand casual apparel, today announced that it was notified by The Nasdaq Stock Market on April 2, 2008 that it is not in compliance with Nasdaq Marketplace Rule 4450(a)(5) because shares of its common stock had closed at a per share bid price of less than $1.00 for 30 consecutive business days. In accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company will be provided with 180 calendar days, or until September 29, 2008, to regain compliance. This notification has no effect on the listing of the Company's common stock at this time.

To regain compliance with the minimum bid price rule, the closing bid price of Tarrant Apparel Group's common stock must close at $1.00 per share or more for a minimum of ten consecutive business days. If the Company does not regain compliance by September 29, 2008, the Nasdaq staff will notify the Company that its common stock will be delisted. In that event and at that time, the Company may appeal Nasdaq's delisting determination to a Nasdaq Listing Qualifications Panel.

Alternatively, if the Company does not regain compliance with the minimum bid price rule by September 29, 2008, the Company can apply to list its common stock on The Nasdaq Capital Market if it satisfies the initial listing criteria set forth in Marketplace Rule 4310(c), other than the minimum bid price requirement. If the Company's application is approved, the Company will be granted an additional 180 calendar days to regain compliance with the minimum bid price rule.

Tarrant Apparel Group will seek to regain compliance within this 180 day cure period and will consider alternatives to address compliance with the continued listing standards of The Nasdaq Stock Market.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include statements regarding the Company's efforts to regain compliance with The Nasdaq Stock Market's Minimum Bid Price Rule and continue the listing of its common stock on The Nasdaq Stock Mar. Factors which could cause actual results to differ materially from these forward-looking statements include a softening of retail or consumer acceptance of the Company's products, pricing pressures and other competitive factors, continued intervention of the U.S. government in China imports, the unanticipated loss of a major customer, risks associated with the Company's inability to meet the requirements of The Nasdaq Stock Market for continued listing including possible delisting. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Gary Nash, CEOcast, Inc. for Tarrant Apparel Group (212) 732-4300